Exhibit 10.6

March 27, 2013

Chris J. Cahill

c/o Las Vegas Sands Corp.

3355 Las Vegas Boulevard South

Las Vegas, NV 89109

Re:     Amendment to Employment Agreement

Dear Chris:

Reference is hereby made to that certain employment agreement between you and Las Vegas Sands Corp. (the “Company”), dated as of April 1, 2012 (as may be amended from time to time, the “Employment Agreement”). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows, effective as of the date hereof:

1. The Employment Agreement is amended by deleting the language in Section 6.2(b) thereof and replacing it with a new Section 6.2(b) to read as follows:

“An additional amount equal to 80% of Executive’s Base Salary then in effect, payable in installments during the Applicable Period at the same time as the Salary Continuation payable under Section 6.2(a), subject to applicable withholdings.”

The Company and you each acknowledges and agrees that except as amended hereby, the provisions of the Employment Agreement shall remain in full force and effect. This letter shall be construed and enforced in accordance with and governed by the laws of the State of Nevada other than principles of law that would apply the law of another jurisdiction. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Very truly yours,

LAS VEGAS SANDS CORP.

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	EVP & Global General Counsel

Agreed and accepted this          day of March 2013:

/s/ Chris J. Cahill
CHRIS J. CAHILL

Corporate Headquarters

3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

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